Exhibit 99.1

     Former Deputy CEO of Aventis Pasteur Joins VaxGen's Board of Directors

BRISBANE, Calif., Feb. 3 -- VaxGen, Inc. announced today that Michel Greco, former deputy CEO and board member of Aventis Pasteur, has joined VaxGen's Board of Directors. As one of the world's most experienced vaccine executives, Greco is expected to provide valuable guidance to VaxGen as the company continues to develop its business and advance its vaccines through licensure and into the global markets, if and when the products are approved for sale.

"I am impressed with how rapidly VaxGen has grown and believe the company has the opportunity to become a major force in vaccines," Greco said. "The company's AIDS vaccine candidates, if successful, could dramatically improve world health. There are also compelling opportunities in VaxGen's anthrax and smallpox vaccine initiatives as well as in its product development and manufacturing capabilities. The company has assembled one of the most experienced management teams in the vaccines industry and is not afraid to take on major challenges. I share that philosophy and look forward to helping the company reach its objectives."

As the former deputy CEO and past president of Aventis Pasteur, Greco, 59, led one of the world's largest vaccine development companies. Based in Lyon, France, Aventis Pasteur produces more than 1 billion doses of vaccines every year to immunize 400 million people around the world. Greco was appointed president and chief operating officer of Aventis Pasteur in 1998 and later Deputy CEO. From 1994-1998, he helped create and also served as president and CEO of Pasteur Merieux MSD, a joint venture between Merck & Co. and Pasteur Merieux Connaught.

"Mr. Greco is widely recognized for his business acumen in the field of vaccines and related biologic products," said Lance K. Gordon, Ph.D., VaxGen's CEO. "He also has a profound interest in the power of preventive medicine to improve people's lives, not just in industrialized nations but throughout the world. That balance of interests makes him an ideal board member for VaxGen."

In addition to his nearly 35 years of experience in the pharmaceuticals industry, with an emphasis on vaccines, Greco has served as president of the European Vaccine Manufacturers, president of IFPMA'S Biological Committee and a member of WHO's Strategic Advisory Group of Experts. He also was a member of the EU Bioterrorism commission last year, and a board member of France's pharma association and president of its European Affairs Commission.

Greco holds a Master's degree from the Institut d'Etudes Politiques de Paris and an MBA from the University of Western Ontario/Richard IVEY Business School.

VaxGen is focused on the commercial development of biologic products for the prevention and treatment of human infectious diseases and is currently developing vaccine candidates against HIV/AIDS, anthrax and smallpox. VaxGen is testing its HIV/AIDS vaccine candidates in two Phase III trials, one in the U.S., Canada, the Netherlands and Puerto Rico, and a second one in Thailand. The company plans to announce results from the trial in North America and Europe in the first quarter of 2003, and results from the Thailand trial in the second half of 2003. The results from the trials are not yet known to VaxGen. VaxGen is also the largest shareholder of Celltrion, Inc., a joint venture formed to provide manufacturing services, principally for products produced in mammalian cell culture, including VaxGen's HIV/AIDS vaccine candidate if it proves effective. VaxGen is located in Brisbane, Calif. For more information, please visit the company's web site at: http://www.vaxgen.com.

Note: This press release contains "forward-looking statements" within the meaning of the federal securities laws. These forward-looking statements include without limitation statements regarding the timing, and announcement of results, of either of our Phase III clinical trials; our beliefs regarding the future success of products currently under development or proposed to be developed; our ability to commercialize our vaccine candidates or other products; and the ability of our Celltrion joint venture to raise necessary funding for execution of its business plan. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated. Reference should be made to VaxGen's Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on November 14, 2002, under the heading "Risk Factors" and to VaxGen's Annual Report on Form 10-K, filed with the Securities and Exchange Commission on April 1, 2002, under the heading "Business" for a more detailed description of such factors. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this release. VaxGen undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date of this release or to reflect the occurrence of anticipated events.